Exhibit 99.1

Socket Mobile Reports 2013 Annual and Q4 Results

Fourth Quarter Revenue up 11% Sequentially and 32% Year-Over-Year

NEWARK, Calif., – February 26, 2014 – Socket Mobile, Inc. (OTC: SCKT), an innovative provider of mobile productivity solutions, today reported financial results for the year and fourth quarter ended December 31, 2013.

Annual revenue for 2013 totaled $15.7 million, an increase of 15 percent compared to revenue of $13.6 million for 2012. Net loss for 2013 was $0.6 million, or $0.13 per share, compared to a net loss of $3.3 million, or $0.68 per share, for 2012. Annual operating expenses for 2013 were $6.4 million, a decrease of 20 percent compared to annual operating expenses for 2012 of $8.1 million. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), a non-GAAP measure of operating results, was $0.4 million, or $0.09 per share, in 2013 compared to a net EBITDA loss of $2.1 million, or $0.43 per share, in 2012.

Revenue for the fourth quarter of 2013 was $3.7 million, an increase of 32 percent compared to revenue of $2.8 million in the same quarter a year ago, and an 11 percent increase sequentially from the preceding quarter. Net loss for the fourth quarter of 2013 was $0.4 million, or a loss of $0.09 per share, compared to a net loss of $0.7 million, or a loss of $0.14 per share, in the fourth quarter of 2012. Operating expenses for the fourth quarter of 2013 were $1.8 million, an increase of 12 percent compared to fourth quarter 2012 operating expenses of $1.6 million. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), a non-GAAP measure of operating results, was a loss of $0.1 million, or $0.03 per share, for the fourth quarter of 2013 compared to an EBITDA loss of $0.4 million, or $0.07 per share, for the fourth quarter of 2012.

Kevin Mills, president and chief executive officer, commented, “The growth in our annual revenue for 2013 primarily reflects the strength of our cordless barcode scanning business, which grew 69 percent in 2013 over the prior year, driven by increasing numbers of business applications running on Apple, Android and Windows smartphones and tablets. Cordless barcode scanning in 2013 represented 61 percent of total revenue for the year and 66 percent in the fourth quarter.

“Socket’s cordless scanning business is driven by independent developer Applications that support our barcode scanners. These applications are developed to solve a business problem or improve a business process, many of which require barcode scanning and once deployed, they drive the requirement for our cordless scanners. While we believe the mobile application market is still in its early stages, we see an increasing number of companies developing and deploying mobile solutions such as Apple based Mobile Point of Sale Systems. These include new market entrants like ShopKeep, Square and Shopify and more traditional Point of Sale players like NCR. All are being driven to support retail customers to improve the selling experience for the customers.

“Today, Socket Mobile has over 800 registered developers and approximately 300 completed Applications in the market, of which approximately 200 that support our barcode scanners are available in the Apple App Store. In addition, approximately 100 companies have completed an Application for their own internal use. This growing base of Applications is the driving force for our Cordless Barcode Scanning Sales.

“The balance of our 2013 revenue came from sales of our Windows based SoMo handheld computers, legacy products and service. We continue to sell and service our SoMo handheld computers.

“The improvement in our overall 2013 financial operating results over the prior year reflects revenue growth, improving margins and reduced operating costs while maintaining Socket’s product development and other essential programs. Our primary goals for 2014 are to continue to attract and support mobile application developers with barcode scanning products designed for the mobile markets and to achieve continued growth and profitable operating results,” Mr. Mills concluded.

Conference Call
Management of Socket will hold a conference call and web cast today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-9210 from within the U.S. or (201) 689-8049 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. The conference ID for the replay is 408863#. The call will also be carried live and available via replay through a link on Socket’s website at www.socketmobile.com. From the home page, select “About Socket”/”Investor Relations”/ and “Conference Calls and Events.”

About Socket Mobile, Inc.

Founded in 1992, Socket Mobile is a leading innovator of mobile devices and productivity tools for retail Point of Sale, field service, healthcare, and other mobile markets. Our portfolio includes wireless handheld and hands-free barcode scanners for tablets and smartphones and durable handheld computers and accessories for the mobile device market. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook and Twitter @socketmobile and subscribe to sockettalk.socketmobile.com, the company’s official blog.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket and SoMo are registered trademarks of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2014 Socket Mobile, Inc. All rights reserved.

Socket Mobile Investor Contact:	Investor Relations Contact:
David Dunlap	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
510-933-3035	323-468-2300
dave@socketmobile.com	sckt@mkr-group.com

- Financial tables follow -

Socket Mobile, Inc.

Condensed Summary Statements of Operations

(Amounts in thousands except per share amounts)

	Year ended Dec 31,		Three months ended Dec 31,
	(Unaudited) 2013	2012*	(Unaudited) 2013	(Unaudited) 2012
Revenue	$15,661	$13,565	$3,669	$2,777
Cost of revenue	9,358	8,518	2,161	1,734
Gross profit	6,303	5,047	1,508	1,043
Gross profit percent	40%	37%	41%	38%
Research and development	2,270	2,711	573	552
Sales and marketing	2,327	3,372	684	632
General and administrative	1,829	1,973	524	409
Total operating expenses	6,426	8,056	1,781	1,593
Interest expense, net	(466)	(257)	(137)	(130)
Deferred tax (expense)	(32)	(32)	(8)	(8)
Net loss	$(621)	$(3,298)	$(418)	$(688)
Basic and diluted net loss per share applicable to common stockholders	$(0.13)	$(0.68)	$(0.09)	$(0.14)
Weighted average shares outstanding: Basic and Fully Diluted	4,865	4,854	4,867	4,861

*Derived from audited financial statements.

Reconciliation of GAAP Net Income (Loss) to Income Before Interest, Taxes, Depreciation and Amortization (EBITDA) (Unaudited)

	Year ended December 31,		Three months ended December 31,
	2013	2012	2013	2012
Net (loss) GAAP	$(621)	$(3,298)	$(418)	$(688)
Interest expense, net	466	257	137	130
Income tax expense	32	32	8	8
Depreciation	222	265	63	54
Amortization of intangibles	60	60	15	15
Stock compensation expense	250	598	48	118
Net income (loss) EBITDA	$409	$(2,086)	$(147)	$(363)

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	December 31,
	(Unaudited) 2013	2012*
Cash	$606	$391
Accounts receivable	1,427	1,509
Inventories	1,105	941
Other current assets	94	129
Property and equipment, net	295	343
Goodwill	4,427	4,427
Intangible technology	30	90
Other assets	118	91
Total Assets	$8,102	$7,921
Accounts payable and accrued liabilities	$4,105	$4,250
Bank line of credit	764	811
Notes payable	1,428	845
Deferred income on shipments to distributors	1,006	854
Deferred service revenue	267	369
Other liabilities	399	323
Common stock	61,256	60,971
Accumulated deficit	(61,123)	(60,502)
Total Liabilities and Equity	$8,102	$7,921

*Derived from audited financial statements.

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